UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2010

COPSYNC, INC.
(Exact name of registrant specified in charter)

Delaware	000-53705	98-0513637
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2010 FM 2673 Canyon Lake, Texas 78133
(Address of principal executive offices) (Zip Code)

(830) 899-7962
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

    COPsync Inc. announced on November 9, 2010, that Barry W. Wilson has been named chief financial officer.  Mr. Wilson, who has been working with the company in a consulting capacity, will report to Ronald A. Woessner, the company’s chief executive officer.

    Mr. Wilson has worked for over seventeen years in a variety of accounting and financial capacities at publicly-held, start-up and emerging, technology companies. He served as chief financial officer and treasurer as well as vice president of accounting and finance for Zix Corporation (NASDAQ: ZIXI), a subscription-based, encrypted email SaaS services provider that enables healthcare and financial institutions to comply with HIPAA and GLBA.  Prior to that, he served as director of finance at Amtech Corporation (NASDAQ: AMTC), a manufacturer of RFID products and services, whose electronic toll collection systems are used throughout the U.S. and whose automatic equipment identification systems are used by railroads in 24 countries and on all habitable continents of the world.  Prior to joining Amtech, Mr. Wilson held accounting and finance positions at both publicly-held and privately-owned enterprises. Mr. Wilson is a licensed certified public accountant with a degree in accounting from Point Park University, Pittsburgh, PA.

    Mr. Wilson will receive as base compensation an annual salary of $144,000.  Additionally, the Company granted Mr. Wilson options to acquire 1,250,000 shares of the Company’s common stock.  The stock options generally vest pro-rata and quarterly over three years, and the vesting will accelerate upon the occurrence of certain events specified in the grant agreement.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPSYNC, Inc.

Dated: November 10, 2010	By:	/s/ Ronald A. Woessner
	Name:	Ronald A. Woessner
	Title:	Chief Executive Officer